Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-166267 on Form S-8 of Excel Trust, Inc. of our report dated March 4, 2010 (September 9, 2010 as to paragraphs 1 and 4 in Note 1), relating to the statement of revenues and certain expenses for the Plaza at Rockwall property for the year ended December 31, 2009 (which reports on the statement of revenues and certain expenses expresses an unqualified opinion and includes explanatory paragraphs referring of the purpose of the statements) appearing in this Current Report on Form 8-K/A of Excel Trust, Inc.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

September 9, 2010